Appointment of "REGIONAL DIRECTOR"

     LARRY DAY and DEAN M. MOLINSKY (collectively "Director") has applied for the position of a WHY USA Regional Director. The responsibilities of "Regional Director" include providing advice and assistance for the continued improvement of WHY USA Development, an Arizona corporation ("WHY USA") ; participating in strategic planning for the success of WHY USA; and providing training to WHY USA Franchise owners within the specified Region.
WHY USA has determined that Director is qualified to be appointed as a WHY USA Regional Director and hereby appoints Director to the position of "Regional Director." Director agrees to accept such position in accordance with the following guidelines:

1. Director's region shall consist of the geographic area specified in Director's Franchise Agreement and designated as the "expanded protected area."

2. WHY USA will conduct and Director, at their expense, will attend three Regional Leadership Conferences ("Conferences") each year. Regional Leadership Conferences are conducted in conjunction with WHY USA National Future Forums each spring, summer and fall. Conferences provide a forum to discuss the recent progress of WHY USA, review existing and proposed WHY USA listing, selling, marketing and management techniques and recommend improvements for the operation of a WHY USA Franchise Office. Conferences are held at WHY USA National Headquarters or other locations designated by WHY USA and customarily commence at noon on Thursday with a luncheon and conclude at 5:00 p.m. on Friday.

3. Director agrees to participate fully and actively in Conferences. Within thirty days following the conclusion of each Conference, Director agrees to share information specified by WHY USA with WHY USA Franchisees, sales agents and of office managers operating in Director's region. At a minimum Director will conduct, at its expense, a one day seminar in the Director's region to present this information.

4. Director agrees to personally communicate with Franchise Owners in Director's region on a weekly basis by telephone or in person. Each communication should attempt to provide franchise owners with useful information concerning the implementation of the WHY USA System.

5. Director agrees to provide a maximum of five hours per month of on site training and/or general assistance to each franchise office in Director's region. The two yearly reviews (usually held in January & July) and the

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three Leadership Conference updates shall apply to satisfy five hour servicing obligation to offices in the region for the month in which these meetings occur.

6. Director agrees to assist WHY USA Franchisees in Director's region with the establishment of a cooperative advertising policy and, upon request, to administer the disbursement of advertising contributions to WHY USA from offices in the Director's region.

7. Director agrees to assist Regional Franchise Offices in recruiting qualified sales agents by arranging for promoting and conducting, at its expense, monthly "Agent Opportunity Seminars" where Director, or its designated representative will present the sales agent benefits of the WHY USA System.

8. Director agrees to assist WHY USA Franchisees in Director's region to determine that their marketing programs, operational procedures and listing/selling techniques are consistent with local laws and customs; provided, however, the parties acknowledge that conformance to local laws and customs is the ultimate responsibility of the WHY USA Franchise Owner.

9. Director agrees to assist WHY USA by completing biannual compliance reviews of the books, records, office facilities and client satisfaction level of WHY USA Franchises located in the Director's Region pursuant to guidelines established by WHY USA. These reviews shall be scheduled in January and July of each year.

10. Director agrees to provide other on site support, training and general assistance to Regional Offices as reasonably requested by WHY USA from time to time.

11. Director is a independent contractor and WHY USA does not dictate the manner in which it performs the activities outlined herein. Director and WHY USA agree to indemnify and hold each other harmless with respect to their individual activities.

12. WHY USA may share highly confidential information with Director. Information designated as "confidential" by WHY USA shall not be revealed by Director to any other party without specific written authorization of WHY USA.

13. As long as Director continues to perform the functions outlined herein and remains a WHY USA Franchise owner in good standing, WHY USA shall pay a "Director's Fee" to Director consisting of thirty-five percent (35%) of the royalties or

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transaction fee revenue paid to WHY USA each month by WHY USA offices located within Director's region. Director's Fees are paid to Director as an independent contractor and Director shall be responsible for all related taxes.

14. This APPOINTMENT OF REGIONAL DIRECTOR and Director's acceptance of the appointment shall continue as long as Director performs the functions set forth herein and remains a WHY USA Franchise owner, except that Director, at its option, may terminate this agreement upon sixty days notice to WHY USA. Said notice shall not affect the rights and obligations of Director of WHY USA pursuant to the Franchise Agreement or any other arrangement.

WHY USA hereby appoints and Director accepts the position of REGIONAL DIRECTOR in accordance with these terms on this day of ___ August, 1992.

                               WHY USA DEVELOPMENT CORPORATION,
                               an Arizona corporation

                               By: /s/ signature illegible

                               Its: Vice President


                               REGIONAL DIRECTOR(s)

                               /s/ Larry Day
                               Larry Day

                               /s/ Dean M. Molinsky
                               Dean M. Molinsky

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                                 EXHIBIT   "A

                           EXPANDED PROTECTED AREA
That portion of the State of Iowa beginning at the intersection of Highway 169 and the Iowa - Minnesota border, then going south along Highway 169 to the intersection of Highway 109 and Highway 92, including the city limits of Winterset, Iowa, then going east on Highway 92 to Grandview, Iowa, including the geographic area encompassed by the city or town limits of cities or towns that border on Highway 92, including the cities of Indianola, Iowa, Knoxville, Iowa, Oskaloosa, Iowa, and Grandview, Iowa, and continuing east in a straight line until it reaches the Iowa -Illinois border, then north on Iowa - Illinois border to the Minnesota - Iowa border then west along Iowa - Minnesota border to the intersection of Highway 169 and the Iowa - Minnesota border.